Cooperation Memorandum of Understanding

Memorandum Entities:

Taiwan Safe (TwSafe.net) is a limited liability company

(Hereafter refers to as the first party)

IntelligenTek Corp.

(Hereafter refers to as the second party)

Based on the good faith reciprocal benefit cooperation principle, both sides agree to signs this cooperation memorandum:

First, Cooperation special case: “Intelligent Video Identification System”.

Second, Way of Cooperation:

1. Both sides mutually consent that the second party provides by above identification system. The technology and the correlation product will sell to the first party to facilitate the first party to integrate related product sale and the special case contract. The second party agreed to accept specification request from the first party, the first party to propose the demand for either of the network video/IP camera installment or other related video surveillance equipment on multi-ports or independent image processing management system as well as software sale (Need to be able to support Special Project Recording and integration), and video identification Management System for special project development.

2. The first party agreed to pay the second party for the software  system development cost license fee. The content of special project specification and the related expense will be confirmed after discussion from both sides, the another agreement may be drew base on the discussion.

3. The second party agreed the first party to sell its technical software to other surveillance manufacturer to seek the maximum profit for both parties.

4. The second party agrees to give the first party its best technical support, education and training as well as the product maintenance. The first party will feedback its newest market trends and news to the second party to enhance future edition or as a basis for developing the new software.

Third, Cooperation period:

This cooperation period from 08/01/2006 to 12/31/2008. Both sides can setup a new separately agreement when the above period expires. This cooperation agreement can be terminated, lengthens after the bilateral written agreement.

Fourth, Attentions for cooperation matters :

1. Both parties fully recognizes and respects IPs and rights from the IP owners mutually. Both party should adhere to NDA regarding development product, patent design and IP rights, and should not disclose to the non-correlated third party.

2.  Both parties acknowledge that we own trade secrets and techniques respectively,  both side should refrain the disclosure of each others’business secret, technical superiority  as well as the content of this cooperation memorandum.

3.  The second party agreed in this cooperation period to provide the first party immediate technical service, stable product provision, preferential price and the technical consultation service and so on.

4. Other cooperation matters that was not defined in this agreement, both sides will mutually consent to cooperate base on good faith reciprocal benefit principle in another written document. If dispute because of agreement can’t be reached, we mutually consent has jurisdiction over the court of Taiwan Taichung local court as first trial, and take Republic of China law as according to law.

5. This memorandum has two copies of one type, seal after the bilateral signature becomes effective, each side holds one copy to serve as evidence respectively.